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Exhibit 3.37

CERTIFICATE OF INCORPORATION

OF

CASCADES SPG HOLDING INC.

        THE UNDERSIGNED, in order to form a corporation under and pursuant to the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Cascades SPG Holding Inc.

SECOND: The registered office of the Corporation in the State of Delaware is at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is one thousand (1000) shares of Common Stock, with no par value, all of which shall be of the same class. Each holder thereof shall be entitled to one vote at all meetings of stockholders for each share of such stock standing in his name on the books of the Corporation on the record date fixed for such meeting.

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CERTIFICATE OF INCORPORATION OF CASCADES SPG HOLDING INC.